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                                                                   EXHIBIT 10.19


                SECOND AMENDED AND RESTATED SETTLEMENT AGREEMENT

         This Second Amended and Restated Settlement Agreement ("Agreement") is by and among William R. Dunavant, a citizen and resident of the State of Florida, and High Speed Net Solutions, Inc., a Florida corporation with its principal place of business at Suite 2120, 434 Fayetteville St. Mall, Raleigh, North Carolina 27601.

         Under the terms and conditions stated below, the parties desire to resolve the Litigation (as defined below), and any other claims between or among any of the parties that are related to the Litigation or to the August 11, 1999 Agreement between William R. Dunavant and High Speed Net Solutions, Inc.

         The parties previously entered into an Amended and Restated Settlement Agreement, dated June 6, 2000, and for reasons described in Section VIII, the parties desire to terminate that agreement and enter into this Agreement.

I.       DEFINITIONS

         The terms set forth below shall have the following meanings in this
Agreement:

         A.       Execution Date

                  The "Execution Date" of this agreement is October 26, 2000.

         B.       The Litigation

                  The "Litigation" refers to the lawsuit filed in the Miami-Date County Circuit Court, captioned Dunavant v. High Speed Net Solutions, Inc. [Case No. 00-2229-CA 11].

         C.       HSNS

                  "HSNS" means High Speed Net Solutions, Inc., the corporation that is the defendant in the Litigation, and all subsidiaries, related entities, and successors, including but not limited to J&J Capital Corp., Inc. A "successor" includes any company that is the survivor of any merger with HSNS, any company that, as a result of a share exchange with HSNS, becomes HSNS's parent, and any company that acquires as a result of any transaction all or substantially all of the assets of HSNS.

         D.       Dunavant

                  "Dunavant" means William R. Dunavant, his assigns, successors-in-interest, or any other entity of whatever form or characteristic which is now entitled


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to, or which shall subsequently succeed to, the rights and obligations of
William R. Dunavant.

         E.       Currently Owned Shares

                  "Currently Owned Shares" shall mean the shares of common stock of HSNS that Dunavant currently holds.

         F.       Additional Shares

                  "Additional Shares" shall mean the shares of common stock of HSNS to be issued by HSNS to Dunavant as Restricted Securities pursuant to paragraph II.A below.

         G.       Monthly Shares

                  "Monthly Shares" shall mean the shares to be delivered to Dunavant as Restricted Securities pursuant to paragraph II.B below.

         H.       New Restricted Shares

                  "New Restricted Shares" shall mean the 1,000,000 shares of common stock of HSNS to be issued by HSNS to Dunavant as Restricted Securities pursuant to paragraph II.C below.

         I.       Adjustment Shares

                  "Adjustment Shares" shall mean the shares of common stock of HSNS that may be issued by HSNS to Dunavant as Restricted Securities pursuant to paragraph III.A below.

         J.       Restricted Securities

                  "Restricted Securities" shall refer to shares of stock that may be resold without registration under the Securities Act of 1933 only in certain limited circumstances, including without limitation, Securities and Exchange Commission (SEC) Rule 144, as presently in effect.

         K.       Combination

                  "Combination" shall mean the business combination between HSNS and Summus Ltd. to be effected as a purchase by HSNS of substantially all of the assets of Summus Ltd. and in a form substantially similar to the terms of a Letter of Intent, dated August 31, 2000 and subsequently made public by HSNS in an SEC filing.



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         L.       Funding

                  "Funding" shall mean the closing and consummation of the capital raising activities specified in the agreements that will govern the Combination, in the amounts as specified in such agreements, and which are a condition to the closing and final consummation of the Combination.

II.      TERMS OF SETTLEMENT

         A. HSNS shall deliver to Dunavant on or before the fifth (5th) business day following the Execution Date, a sufficient number of Additional Shares, such that the sum of the Currently Owned Shares and the Additional Shares shall equal one million shares. The Additional Shares shall be unencumbered with any restrictions, covenants, loans, mortgages, security interests or other devices or conditions; provided, however, that Dunavant acknowledges that these Additional Shares will be issued to Dunavant as Restricted Securities under the relevant federal securities laws.

         B. HSNS shall also deliver to Dunavant Monthly Shares, unencumbered with any restrictions, covenants, loans, mortgages, security interests or other devices or conditions (except that Dunavant acknowledges that these shares will be issued to Dunavant as Restricted Securities under the relevant federal securities laws), commencing with a first delivery of stock on the first monthly anniversary after the Execution Date, and continuing each month thereafter on the monthly anniversary of the Execution Date, in an amount of Twenty Five Thousand (25,000) shares each month. HSNS' obligation to deliver shares under this paragraph II.B shall terminate upon completion of the Funding.

         C.       HSNS shall also deliver to Dunavant, on or before the fifth
(5th) business day following the Execution Date, One Million (1,000,000) New Restricted Shares, unencumbered with any restrictions, covenants, loans, mortgages, security interests or other devices or conditions; provided, however, that Dunavant acknowledges that these 1,000,000 New Restricted Shares will be issued to Dunavant as Restricted Securities under the relevant federal securities laws and further agrees that he shall not sell said 1,000,000 shares for a period of twelve months from receipt.

         D. On or before November 30, 2000, HSNS shall file with the State of North Carolina the necessary documents to commence a fairness hearing by the State of North Carolina on HSNS's application, to be filed with the State of North Carolina, under section 78A-30 of the North Carolina Statutes, to allow HSNS to issue to Dunavant the 2,000,000 Shares then to be held by Dunavant, in exchange for Dunavant's claims and his contractual rights, with the goal of enabling


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Dunavant to sell the 2,000,000 Shares, pursuant to section 3(a)(10) of the
Securities Act of 1933 and the comparable provision of the North Carolina Statutes, without legal restrictions, such restrictions not to include the agreement not to sell 1,000,000 Shares set forth in this amended agreement (this limiting definition of legal restrictions to be called herein "Legal Restrictions"). HSNS shall thereafter use its best efforts and dispatch, including but not limited to appearing at the hearing and responding to comments from the hearing forum and filing documents to support the hearing process, to enable the State of North Carolina to rule on the matters presented to the hearing forum at the earliest possible date. All costs and expenses of the hearing process, including but not limited to professional fees for preparing hearing documents, appearing at the hearing, and assisting HSNS during the hearing process, shall be borne by HSNS.

         E. Unless the result of the hearing process described in paragraph II.D is an approval by the State of North Carolina on HSNS's application, and unless, further, HSNS is able to provide to Dunavant, within five days of the issuance of the approval by the State of North Carolina, a written legal opinion addressed to Dunavant from an attorney from a nationally recognized law firm who is reasonably experienced in handling SEC matters and who is reasonably acceptable to Dunavant and HSNS that Dunavant is free to sell the 2,000,000 Shares without Legal Restrictions, then the following provisions shall apply.

                  (i) Dunavant shall have the right to require that, on or before March 15, 2001, HSNS file a registration statement with the SEC for all 2,000,000 Shares (plus Adjustment Shares, if any), and shall thereafter use all reasonable efforts and dispatch, including but not limited to responding to SEC comments and filing amendments to the registration statement, to enable the SEC to declare the registration statement effective at the earliest possible date. All costs and expenses of the registration process, including but not limited to professional fees for preparing the registration statement and assisting HSNS during the registration process, shall be borne by HSNS. Dunavant shall inform HSNS by February 15, 2001 whether he wishes to exercise the right to require registration, any delay in his providing notice shall extend the deadline for the filing of the registration by the number of days after February 15, 2001 that Dunavant delays providing this notice.

                  (ii) Notwithstanding any other provisions of this amended agreement, HSNS shall use its best efforts to obtain a written legal opinion from an attorney from a nationally recognized law firm who is reasonably experienced in handling SEC matters and who is reasonably acceptable to Dunavant and HSNS, such opinion stating that Dunavant is permitted under the law to sell 350,000 Shares held by Dunavant since August 13, 1999. HSNS shall pay the reasonable legal fees and expenses of such securities counsel. Upon delivery of the opinion,


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HSNS shall issue transfer instructions to its agent to permit such sales as are covered by such legal opinion and as Dunavant may direct. If the transfer agent permits the sale, then 350,000 Shares shall be subtracted from the number of Shares under registration.

                  (iii) It shall be deemed a material breach of this Agreement by HSNS if for any reason the registration statement has not been declared effective by the SEC by July 15, 2001 (or such later date as results from any delay in Dunavant's notice to HSNS under section II.E(i)). In that event, Dunavant shall have the right but not the obligation immediately to commence arbitration proceedings, as hereunder described, against HSNS, provided that no delay by Dunavant in commencing such proceedings shall be deemed a waiver of any rights that Dunavant has under this Agreement.

                  (iv) At its option and reasonable discretion, HSNS may, instead of filing the registration statement discussed in paragraph II.E(i), elect to facilitate sale by Dunavant of all or some of the Shares under registration by arranging for the delivery to Dunavant of one (1) written legal opinion each month addressed to Dunavant from an attorney from a nationally recognized law firm who is reasonably experienced in handling SEC matters and who is reasonably acceptable to Dunavant and HSNS, such opinion stating that Dunavant is permitted under the law to sell shares and that, as of a particular date, Dunavant is permitted under the law to sell, pursuant to SEC Rule 144, whatever number of shares are allowed under this Agreement and/or SEC Rule 144. HSNS shall pay the reasonable legal fees and expenses of such securities counsel. Upon delivery of the opinion, HSNS shall issue transfer instructions to its agent to permit such sales as are covered by such legal opinion and as Dunavant may direct. If the transfer agent permits the sale, then that number of Shares shall be subtracted from the number of Shares under registration. The intent of this section II.E(iv) is to reduce the number of Shares to be registered by the number of Shares as to which Dunavant has been provided with an opinion as set forth herein. For example, if a written legal opinion is provided that states that Dunavant is free to sell 100,000 shares, and the number of shares under registration is $2,100,000 then the number of Shares under registration shall be reduced to 2,000,000.

         F. To the extent permitted by law, Dunavant shall be free, but not obligated, to sell any shares of HSNS common stock under SEC Rule 144.

         G. HSNS shall pay Dunavant Twelve Thousand Five Hundred Dollars ($12,750) on or before the fifth (5th) business day following the Execution Date, and shall thereafter pay Dunavant Twenty-Five Thousand ($25,000) each month on or before the monthly anniversary of the Effective Date during the period commencing on the first monthly anniversary after the Execution Date and ending on the date that either a registration statement becomes effective or he has been provided a legal opinion, as described above, as to at least 1,000,000 Shares.



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         H.       The parties agree that the provisions of paragraphs II.A,
II.B, II.C, and II.G are not a penalty and that they represent a reasonable attempt to remedy the economic harm accruing to Dunavant from delays in resolving the controversies surrounding HSNS' compliance with the August 13, 1999 Agreement.

         I. Dunavant shall not allow any HSNS stock owned by him to be shorted on or before the date one (1) year after the Execution Date.

         J. Upon the execution of this Agreement, HSNS may withdraw any registration statement(s) currently on file with the SEC to register shares for Dunavant.

III.     POSSIBLE RESCISSION OF AMENDED AGREEMENT

         A. If the Funding is not complete on or before the date 120 days after the Execution Date, then this entire Agreement shall be null and void and completely rescinded and the rights and obligations of the parties shall be governed by the Amended and Restated Settlement Agreement, dated as of June 6, 2000, as if this Agreement had never existed; and such Amended and Restated Settlement Agreement shall be considered to be in full force and effect.

IV.      RELEASE OF CLAIMS

         A.       Release by Dunavant

                  Dunavant hereby releases HSNS, together with each of its officers, directors, agents, employees, attorneys, and representatives, for any and all claims, actions, causes of action, or liabilities of any sort or character, whether known or unknown, arising from the beginning of time to the Execution Date of this Agreement which were asserted in the Litigation or could have been asserted in the Litigation or arising from the Amended and Restated Settlement Agreement.

         B.       Release by HSNS

                  HSNS, together with its officers, directors, agents, employees, attorneys, and representatives, hereby releases Dunavant for any and all claims, actions, causes of action, or liabilities of any sort or character, whether known or unknown, arising from the beginning of time to the Execution Date of this Agreement which were asserted in the Litigation or could have been asserted in the Litigation or arising from the Amended and Restated Settlement Agreement.



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         C.       No Release of Obligations under this Agreement

                  Nothing herein shall constitute a release by any party of any person of his or its obligations under this Agreement.

V.       CONFIDENTIALITY

         A.       Confidentiality Obligation

                  The terms and conditions of this Agreement shall be kept confidential by the parties, and shall not be disclosed to any third party except as required by law (including SEC disclosure requirements) or as otherwise provided herein. This Agreement may be provided to a party's attorney, accountant, or financial advisor, subject to such party's agreement to maintain the confidentiality of the agreement and its terms and conditions. This Agreement may also be provided to a governmental authority or the public when there is a legal obligation to provide the document to such authority. Except as required by law, the parties shall make no comment to any third party, including but not limited to any press release, about the settlement of the Litigation other than stating that the claims in the Litigation have been dismissed with prejudice and that the dispute has been settled to the mutual satisfaction of all parties.

         B.       Third-Party Requests

                  In the event that the terms or conditions of this Agreement shall be requested by a third party in a legal proceeding, by subpoena, document request, or otherwise, the party receiving the request shall provide notice to the other party pursuant to the notice provisions of this Agreement in sufficient time to allow the other party the opportunity to intervene and limit or prevent the disclosure in that legal proceeding. In any case, the producing party shall make all reasonable efforts to obtain confidential treatment of the Agreement or its terms and conditions in any legal proceeding, including but not limited to, properly moving or petitioning for a protective order from, as the context permits, the court or an arbitration panel.

VI.      ARBITRATION

         A.       Controversies to be Arbitrated

                  Any dispute, controversy, or claim under this Agreement shall be finally resolved by arbitration in Miami, Florida, in accordance with the Commercial Arbitration Rules of the American Arbitration Association and enforced by a single arbitrator who shall be an attorney experienced in securities law matters and selected by the parties. If the parties are unable to agree upon an


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attorney, an attorney experienced in securities law matters shall be appointed by the American Arbitration Association in accordance with its rules.

         B.       Arbitration Award

                  The award of the arbitration shall be final and enforceable in any court of competent jurisdiction and may include the cost of arbitration and reasonable attorneys' fees.

VII.     NOTICE

         Any notice provided for under this agreement shall be made in writing via overnight delivery. If the notice is directed to Dunavant, the notice shall be addressed as follows:

         William R. Dunavant
         2461 Provence Circle
         Weston, Florida  33327

With a copy to:

         Richard E. Brodsky, P.A.
         Suite 919, 25 SE Second Avenue
         Miami, Florida  33131

If the notice is directed to HSNS, the notice shall be addressed as follows:

         High Speed Network Solutions, Inc.
         Suite 2120, 434 Fayetteville St. Mall
         Raleigh, North Carolina  27601
         Attn:  President

With a copy to:

         Jim Verdonik
         Kilpatrick Stockton LLP
         3737 Glenwood Avenue
         Raleigh, North Carolina  27612

         The addresses for delivery of notice may be changed by any party by providing written notice in the manner set forth above.



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VIII.    ACKNOWLEDGEMENTS

         The parties previously entered into a Settlement Agreement, dated May 4, 2000 (the "Original Settlement Agreement"). The parties then later agreed to amend and restate the Original Settlement Agreement because certain provisions of the Original Settlement Agreement became impossible to perform due to the discovery of a published SEC interpretation regarding an issue about which HSNS was required to deliver a legal opinion. Without the legal opinion, the Original Settlement Agreement could not be fully performed and the parties therefore negotiated new terms and conditions as expressed in an Amended and Restated Settlement Agreement dated June 6, 2000 (the "Amended and Restated Settlement Agreement").

         Due to the parties' desire to facilitate the Combination, the parties negotiated this Agreement because certain provisions of the Amended and Restated Settlement Agreement were impeding progress toward the Combination and the Funding; and, Dunavant desires to support and facilitate the Combination in exchange for the new issuances of additional shares of the common stock of HSNS issued under this Agreement. The parties acknowledge and agree that, unless the provisions of paragraph III.A take effect, this Agreement replaces entirely the Amended and Restated Settlement Agreement, and the parties shall have no obligations arising from the Amended and Restated Settlement Agreement, and HSNS and Dunavant hereby terminate and have no obligations arising from the Selling Shareholder Agreement dated as of July __, 2000.

         Subject to the provisions of paragraph III.A, this Agreement supercedes in full any and all previous conversations, understandings, tentative agreements or actual agreements resolving or attempting to resolve the Litigation.

IX.      MISCELLANEOUS

         A.       Binding Nature of Agreement

                  This Agreement shall be binding on HSNS (as defined above) and Dunavant (as defined above), and their respective successors and assigns.

         B.       Application of Florida Law

                  This Agreement shall be construed in accordance with the laws of the State of Florida without giving effect to principles of conflict of laws.

         C.       No Admission of Liability

                  This Agreement constitutes a compromise of disputed claims, and is entered into to avoid the costs and uncertainties of litigation. By entering into this


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Agreement, no party hereto admits any liability whatsoever, and any such liability is expressly denied.

         D.       Severability

                  Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or the effectiveness or validity of any provision in any other jurisdiction, and this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

         E.       Entire Agreement

                  This Agreement and any exhibits hereto contain the entire agreement of the parties. They are intended to supercede and replace any prior or contemporaneous agreement of the parties with respect to the subject matter of this Agreement and its exhibits, which includes, but is not necessarily limited to, the settlement of the Litigation. No party has relied on any oral representations whatsoever in entering into this Agreement or its exhibits, and the only written representations that are or have been relied on are those expressly made in this Agreement. This Agreement and its exhibits shall be modified only in a writing executed by all parties thereto which specifically and expressly refer to this Agreement.

         F.       Neutral Construction

                  This Agreement has been drafted with the cooperation and participation of all parties and their attorneys. Accordingly, no part of this Agreement shall be construed in favor of or against any party.

         G.       Additional Steps and Procedures

                  From time to time after the execution of this Agreement, each of the parties hereto hereby agrees to use all reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper and advisable under applicable laws, rules and regulations to consummate and make effective the transactions contemplated by this Agreement, including using its best efforts to obtain all necessary waivers, consents and approvals. In case at any time after the execution of this Agreement further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of each of the parties shall take all such necessary action.



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         H.       Warranty of HSNS

                  HSNS warrants that, prior to the execution of this Agreement by Dunavant, it has made public disclosure, by a disseminated press release, of all material information concerning the status and terms of any negotiations and discussions between HSNS and any other person or representative of any other person concerning any merger, share exchange, or sale of all or substantially all of HSNS's assets.

         I.       Execution in Counterparts

                  This Agreement may be executed in multiple counterparts, each constituting an original document for all purposes for which an original document may be required.

THIS AGREEMENT EXECUTED by the parties as of this 26th day of October 2000.


William R. Dunavant                         High Speed Net Solutions, Inc.

/s/ William R. Dunavant                     By:  /s/ Andy Fox
--------------------------                      --------------------------------

                                            Printed Name:
                                                            Andy Fox
                                                --------------------------------

                                            Title:  President & CEO
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